Exhibit 2.4



                                                                  Execution Copy

                            ASSET PURCHASE AGREEMENT

                    CELESTICA ELECTRONICS (SHANGHAI) CO. LTD.

                                    as Vendor

                                       and

                DATEL ELECTRONIC TECHNOLOGY (SHANGHAI) CO., LTD.

                                  as Purchaser

                                       and

                                 CELESTICA INC.

                                       and

                             C&D TECHNOLOGIES, INC.

                               September 23, 2004

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                                TABLE OF CONTENTS

                                    ARTICLE 1
                                 INTERPRETATION

1.1  Definitions ..........................................................    2
1.2  Sections and Headings ................................................    5
1.3  Number, Gender and Persons ...........................................    5
1.4  Entire Agreement .....................................................    5
1.5  Applicable Law .......................................................    5
1.6  Severability .........................................................    5
1.7  Successors and Assigns ...............................................    5
1.8  Calculation of Time ..................................................    6
1.9  Amendment and Waivers ................................................    6
1.10 Schedules ............................................................    6

                                    ARTICLE 2
                                PURCHASE AND SALE

2.1  Purchase and Sale of Assets ..........................................    6
2.2  No Assumption of Liabilities .........................................    7
2.3  Purchase Price .......................................................    7
2.4  Taxes ................................................................    7

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

3.1  Representations and Warranties of the Vendor .........................    7
3.2  Survival of Representations and Warranties of the Vendor .............    9

                                    ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1  Representations and Warranties .......................................   10
4.2  Survival of Representations and Warranties of the Purchaser ..........   11

                                    ARTICLE 5
                                    COVENANTS

5.1  Access to the Purchased Assets .......................................   11
5.2  Conduct Prior to Closing .............................................   11
5.3  Delivery of Documents ................................................   12
5.4  Use of Name ..........................................................   12
5.5  Employees ............................................................   12
5.6  Covenants Regarding Purchased Assets .................................   13

                                    ARTICLE 6
                              CONDITIONS OF CLOSING

6.1  Conditions of Closing in Favour of the Purchaser .....................   13

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6.2  Conditions of Closing in Favour of the Vendor ........................   14

                                    ARTICLE 7
                              CLOSING ARRANGEMENTS

7.1  Place of Closing .....................................................   15
7.2  Further Assurances ...................................................   15
7.3  Risk of Loss .........................................................   15

                                    ARTICLE 8
                                 INDEMNIFICATION

8.1  Indemnification by the Vendor ........................................   16
8.2  Indemnification by the Purchaser .....................................   16
8.3  Tax Indemnification ..................................................   17
8.4  Notice of Claim ......................................................   17
8.5  Direct Claims ........................................................   17
8.6  Third Party Claims ...................................................   18
8.7  Settlement of Third Party Claims .....................................   18
8.8  Co-operation .........................................................   18
8.9  Monetary Limit on Indemnification ....................................   18
8.10 Exclusivity ..........................................................   19

                                    ARTICLE 9
                                     GENERAL

9.1  Confidentiality of Information .......................................   20
9.2  Notices ..............................................................   20
9.3  Commissions, etc .....................................................   20
9.4  Consultation and Public Announcements ................................   21
9.5  Disclosure ...........................................................   21
9.6  Celestica Parent Guarantee ...........................................   21
9.7  C&D Parent Guarantee .................................................   21
9.8  Counterparts .........................................................   22

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                            ASSET PURCHASE AGREEMENT

            THIS AGREEMENT made the 23rd day of September, 2004,

BETWEEN:

                  CELESTICA ELECTRONICS (SHANGHAI) CO. LTD., a limited liability company established under the laws of the People's Republic of China,

                  (hereinafter referred to as the "Vendor"),

                                     - and -

                  DATEL ELECTRONIC TECHNOLOGY (SHANGHAI) CO., LTD., a corporation existing under the laws of the People's Republic of China,

                  (hereinafter referred to as the "Purchaser"),

                                     - and -

                  CELESTICA INC.,
                  a corporation existing under the laws of the Province of Ontario,

                  (hereinafter referred to as "Celestica Parent"),

                                     - and -

                  C&D TECHNOLOGIES, INC.,
                  a corporation existing under the laws of the State of Delaware,

                  (hereinafter referred to as "C&D Parent").

            THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties covenant and agree as follows:

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                                     - 2 -


                                   ARTICLE 1
                                 INTERPRETATION

1.1         Definitions.

            For the purpose of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

      "Affiliate", with respect to a party, means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, such party. For purposes of the preceding sentence, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise;

      "Business" means the business collectively carried on by the Power Vendors through their respective power operations on the date hereof, consisting of the engineering, development, design, promotion, marketing, distribution and sale of Power Products to original equipment manufacturers and other customers, including, without limitation, the "build-to-print" business, consisting of the facilitation and management, on behalf of the Power Vendors' customers, of the manufacture (including applicable testing) by third party contract manufacturers, of such customers' Power Products in accordance with such customers' specifications and without any design contribution from the Power Vendors, or any of them, but for certainty excluding the manufacture or repair of Power Products under such "build-to-print" arrangement, it being understood and agreed by the parties that none of the Power Vendors conducts the Business in its entirety and each only conducts a part of the Business such that collectively they conduct the Business;

      "Business Day" means any day, other than a Saturday or a Sunday, on which banks are open for business in the PRC and Toronto, Ontario, Canada;

      "Canadian Purchase Agreement" means the share purchase agreement dated September 23, 2004 between C&D Power Systems (Canada) ULC, Celestica International Inc., C&D Parent and Celestica Parent;

      "Claim" has the meaning set out in Section 8.4;

      "Closing" means the closing of the purchase and sale of the Assets contemplated hereby;

      "Closing Date" means September 30, 2004 or such other date as may be mutually agreed upon by the Vendor and the Purchaser;

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      "Contract" means any agreement, indenture, contract, lease, licence, option, instrument or other commitment, whether written or oral;

      "Direct Claim" has the meaning set out in Section 8.4;

      "Effective Time" means 12:01 a.m. (Toronto time) on the Closing Date;

      "Employees" means the employees listed in Schedule 5.5;

      "Encumbrance" means any encumbrance, lien, charge, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, any matter capable of registration against title, privilege or any Contract to create any of the foregoing;

      "Governmental Entity" means any national or local government, and any institution lawfully exercising any administrative, judicial, legislative or regulatory authority or power;

      "Indemnified Party" has the meaning set out in Section 8.4;

      "Indemnifying Party" has the meaning set out in Section 8.4;

      "Lease" means the lease agreement entered into between the Lessor and the Lessee dated March 3, 2004, pursuant to which Vendor leases the Leased Premises from the Lessor;

      "Leased Premises" means Rooms 701 and 801, Building No. 1 located at No. 3000 Long Dong Avenue, Shanghai Zhangjiang High Tech Park, IC Industry Zone, Shanghai;

      "Lessee" means Omni Electronics (Shanghai) Co. Ltd.;

      "Lessor" means Shanghai Zhangjiang IC Industry Zone CO., LTD.;

      "Losses", in respect of any matter, means all losses, damages, liabilities, penalties and expenses (including reasonable legal fees and out-of-pocket disbursements) arising as a result of such matter (but excluding any lost profits or other consequential or indirect losses);

      "Material Adverse Effect", with regard to any entity, means a material adverse effect on the business, financial condition or results of operations of the entity;

      "Other Purchase Agreements" means, collectively, the U.S. Purchase Agreement, the Canadian Purchase Agreement, the asset purchase agreement dated September 23, 2004 between Celestica International Inc., Celestica Corporation, Celestica (Thailand) Limited, Celestica Parent, Dynamo Acquisition Corp. and C&D Parent, and the inventory purchase agreement dated September 23, 2004 between Celestica Suzhou Technology Ltd., Dynamo Acquisition Corp., Celestica Parent and C&D Parent;

      "Person" means an individual, corporations with or without share capital, partnership, joint venture, unincorporated association, syndicate, sole proprietorship, trust, pension

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      fund, union, governmental agency, board, tribunal, ministry, commission or department and the heirs, beneficiaries, executors, legal personal representatives and administrators of an individual;

      "Power Products" means power supply, regulation and conversion products excluding products (or components of products) whose principal function or use is not power supply, regulation or conversion but which contain or incorporate power circuitry, or power supply, regulation or conversion components, including without limitation, printers and communications circuit boards and servers;

      "Power Vendors" means, collectively, the Vendor, Celestica International Inc. and Celestica Corporation;

      "PRC" means the People's Republic of China;

      "Purchase Price" has the meaning set out in Section 2.3;

      "Purchase Price Adjustment Agreement" means the agreement dated September 23, 2004 among the Power Vendors, Celestica Parent, Celestica (Thailand) Limited, Celestica Suzhou Technology Ltd., the Purchaser, C&D Power Systems (Canada) ULC, Dynamo Acquisition Corp., and C&D Parent;

      "Purchased Assets" has the meaning set out in Section 2.1;

      "RMB" means the lawful currency of the PRC;

      "Subsidiary" has the meaning ascribed to such term in the Business Corporations Act (Ontario);

      "Taxes" means all federal, provincial, state, local and foreign taxes, governmental premiums and fees, levies and duties, including, but not limited to income tax, profits tax, corporation tax, sales and use tax, payroll tax, worker's compensation levy, capital tax, stamp duty, real and personal property tax, land transfer tax, customs or excise duty, excise tax, value added tax on goods sold or services rendered, sales tax, harmonized sales tax, surtax, withholding tax, employer health tax, payroll tax, education, social security and employment insurance charges, health insurance and government pension plan premiums or contributions and any interest, fines, additions to tax and penalties thereon, whether disputed or not;

      "Third Party Claim" has the meaning set out in Section 8.4;

      "Time of Closing" means 10:00 a.m. (Toronto time) on the Closing Date or such other time as the Vendor and the Purchaser may agree;

      "Transaction Taxes" has the meaning set out in Section 2.4;

      "U.S. Purchase Agreement" means the LLC interest purchase agreement dated September 23, 2004 between C&D Parent, Celestica Corporation and Celestica Parent; and

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                                     - 5 -


      "US$" means the lawful currency of the United States of America.

1.2         Sections and Headings.

            The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section, subsection, clause or a Schedule refers to the specified section, subsection or clause of or Schedule to this Agreement.

1.3         Number, Gender and Persons.

            In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

1.4         Entire Agreement.

            This Agreement, together with the Purchase Price Adjustment Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.5         Applicable Law.

            This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the PRC without regard to conflicts of law principles, but, in the event that there is no officially promulgated and publicly available law in the PRC governing a particular matter relating to this Agreement, reference shall be made to general international commercial practice.

1.6         Severability.

            If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.7         Successors and Assigns.

            This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns.

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1.8         Calculation of Time.

            Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. When the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

1.9         Amendment and Waivers.

            No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

1.10        Schedules.

            The following Schedules are attached to and form part of this
Agreement:

            Schedule 2.1(a)                      Fixed Assets

            Schedule 3.1(j)                      Lease

            Schedule 5.5                         Employees

            Schedule 6.1(f)                      Occupancy Agreement

                                    ARTICLE 2
                                PURCHASE AND SALE

2.1         Purchase and Sale of Assets.

            Subject to the provisions of this Agreement, the Vendor hereby agrees to sell, assign and transfer to the Purchaser and the Purchaser hereby agrees to purchase from the Vendor, effective as of the Effective Time, all right, title and interest of the Vendor in and to the following property and assets (collectively, the "Purchased Assets"):

      (a) Machinery and Equipment. All machinery, test equipment, jigs, dies, tools, handling equipment and other equipment owned by the Vendor and used by the Vendor in the Business, including without limitation, the machinery, test equipment, jigs, ties, tools, handling equipment and other equipment listed in Schedule 2.1(a), together with all rights of the Vendor under manufacturer's warranties, if any, with respect to such machinery and equipment;

      (b) Computer Hardware. All computer hardware owned by the Vendor and used by the Vendor in the Business, including without limitation, the computer hardware listed in Schedule 2.1(a);

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      (c)   Books and Records. Copies of books and records relating to the
            Purchased Assets and the Employees, including, without limitation, cost records, supply records, inventory records, transactional history and sales reports for the last three years, customers records, files and correspondence, customer relationship management database and employment records; and

      (d) Goodwill. All goodwill relating exclusively to the Business, other than the right to use the name "Celestica" or any derivative thereof (except as permitted pursuant to Section 5.4).

2.2         No Assumption of Liabilities.

            For certainty, the Purchaser assumes no obligations or liabilities of the Vendor.

2.3         Purchase Price.

            The purchase price payable by the Purchaser to the Vendor in respect of the Purchased Assets (the "Purchase Price") shall be RMB1,419,954, as adjusted pursuant to the Purchase Price Adjustment Agreement. At the Time of Closing, the Purchaser shall pay RMB1,419,954 to the Vendor on account of the Purchase Price by wire transfer of immediately available funds in accordance with instructions delivered by the Vendor to the Purchaser not less than two Business Days prior to the Closing Date, or in such manner as the Vendor may in writing direct not less than two Business Days prior to the Closing Date.

2.4         Taxes.

            The Purchaser shall be liable for, and shall pay all federal, provincial, state, local and foreign sales taxes and all other similar taxes, duties, fees and other like charges (but, for greater certainty, not including any taxes on income or profits) of any jurisdiction ("Transaction Taxes") payable in connection with the sale to the Purchaser of the Purchased Assets. For greater certainty, the Transaction Taxes for which the Purchaser is liable hereunder do not include applicable import duties and value added tax payable on the importation of the Purchased Assets to the PRC by the Vendor, which taxes are the responsibility of the Vendor.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

3.1         Representations and Warranties of the Vendor.

            The Vendor represents and warrants to the Purchaser as follows, as applicable, and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased
Assets:

      (a) Existence and Capacity. The Vendor is validly existing under the laws of the PRC and has the corporate power to enter into this Agreement and to perform its obligations hereunder;

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      (b)   Authorization. This Agreement has been duly authorized, executed and delivered by the Vendor and is a legal, valid and binding obligation of the Vendor, enforceable against the Vendor by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that remedies under the fairness principle of the General Principles of the Civil Law of the PRC may be granted only in the discretion of a court of competent jurisdiction;

      (c) No Other Agreements to Purchase. No Person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Assets;

      (d) Ownership of Assets. the Vendor is the owner of the Purchased Assets with good and marketable title thereto, free and clear of all Encumbrances, except such applicable import duties and value-added taxes as are described in Section 2.4 and that are the responsibility of the Vendor under such Section;

      (e) No Violation by the Vendor. The execution and delivery of this Agreement by the Vendor and Celestica Parent and the consummation by the Vendor of the transaction of purchase and sale of the Purchased Assets herein provided for do not result in the violation of, or constitute a default under or conflict with: (i) any provision of the constitutional documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Vendor or Celestica Parent; (ii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Vendor or Celestica Parent; or (iii) any applicable law, statute, ordinance, regulation or rule applicable to the Vendor or Celestica Parent;

      (f) Insurance. The Purchased Assets are insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Time of Closing. The Vendor is not in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion, except where such default would not, either individually or collectively with other such defaults, reasonably be expected to have a Material Adverse Effect;

      (g) No Expropriation. None of the Purchased Assets have been taken or expropriated by any governmental authority nor has any notice or proceeding in respect thereof been given or commenced;

      (h) Consents and Approvals. There is no requirement to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the formation by the Vendor of this Agreement except for the filings, notifications, licences, permits, certificates, registrations, consents and approvals which relate

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            solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser in respect of which no representation or warranty is provided herein;

      (i)   Condition of Assets. All of the Purchased Assets referred to in
            Section 2.1(a) are in operating condition, having regard to the use and age thereof, except only for reasonable wear and tear;

      (j)   Lease. As of the date hereof:

            (i) the Lease is in full force and effect, and neither the Lessee nor, to the Vendor's knowledge, the Lessor has defaulted under or committed a breach of any of the terms of the Lease, except where such default or breach would not reasonably be expected to have a Material Adverse Effect, nor, to the Vendor's knowledge, has an event of any other kind occurred which would permit the Lessor to terminate the Lease;

            (ii) except as set forth in Schedule 3.1(j), the Lease has not been modified or assigned;

            (iii) the rent payable under the Lease and all other amounts due are duly paid up to the date hereof to the extent determined and owing; and

            (iv) no rent or other amounts payable under the Lease have been prepaid other than pursuant to the terms of the Lease; and

      (k) Full Disclosure. None of the foregoing representations and statements of fact contains any untrue statement of a material fact or omits to state any material fact necessary to make any such statement or representation not misleading.

Between the date of this Agreement and the Closing Date, the Purchaser shall promptly notify the Vendor in writing if it becomes aware (a) that any representation or warranty of the Vendor is incorrect or inaccurate, or (b) of the occurrence after the date of this Agreement of any fact or condition that would be reasonably likely to result in any representation or warranty of the Vendor being incorrect or inaccurate had such representation or warranty been made as of the time of the occurrence of, or the Purchaser's discovery of, such fact or condition. No knowledge of the Purchaser shall, however, be implied solely as a result of the due diligence investigations undertaken by the Purchaser prior to Closing.

3.2         Survival of Representations and Warranties of the Vendor.

            The representations and warranties of the Vendor contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall survive the closing of the transactions contemplated hereby until March 31, 2006 unless a bona fide notice of a claim shall have been made in writing before such date, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of the claim, and, notwithstanding such closing nor any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser during such period, except that:

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      (a)   the representations and warranties set out in Sections 3.1(a),
            3.1(b) and 3.1(d) shall survive and continue in full force and effect without limitation of time; and

      (b) a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law.

                                    ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1         Representations and Warranties.

            The Purchaser represents and warrants to the Vendor as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the sale by the Vendor to the Purchaser of the Purchased Assets:

      (a) Existence and Capacity. The Purchaser is a limited liability company validly existing under the laws of the PRC and it has the corporate power to enter into this Agreement and perform its obligations hereunder;

      (b) Financial Ability. The Purchaser has the financial means to satisfy its obligation under Section 2.3 to pay the Purchase Price to the Vendor, and the performance of such obligation is not subject to any requirement for the Purchaser or its Affiliates to provide any notice, obtain any consent or approval or meet any financial or other test;

      (c) Authorization. This Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the enforcement of rights of creditors generally and except that remedies under the fairness principle of the General Principles of the Civil Law of the PRC may be granted only in the discretion of a court of competent jurisdiction;

      (d) No Violation. The execution and delivery of this Agreement by the Purchaser and C&D Parent and the consummation of the transactions provided for herein do not result in the violation of, or constitute a default under or conflict with: (i) any provision of the constitutional documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser or C&D Parent; (ii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser or C&D Parent; or (iii) any applicable, law, statute, ordinance, regulation or rule, except where such violation, default or conflict would not prevent or prohibit consummation by the Purchaser of the transactions provided for herein; and

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      (e)   Consents and Approvals. There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement.

4.2         Survival of Representations and Warranties of the Purchaser.

            The representations and warranties of the Purchaser contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall survive the closing of the transactions contemplated hereby for a period of one year after the Closing Date unless a bona fide notice of a claim shall have been made in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of the claim, and, notwithstanding such closing nor any investigation made by or on behalf of the Vendor, shall continue in full force and effect for the benefit of the Vendor during such period, except that:

      (a) the representations and warranties set out in Sections 4.1(a) and 4.1(c) shall survive and continue in full force and effect without limitation of time; and

      (b) a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law.

                                    ARTICLE 5
                                    COVENANTS

5.1         Access to the Purchased Assets.

            From the date hereof until the Time of Closing, the Vendor shall afford the Purchaser and its authorized representatives reasonable access during normal business hours to the Purchased Assets and related documents, which access will not include any right to conduct any invasive investigation or to disrupt the Vendor's Business and shall be conducted in accordance with any reasonable requirements of the Vendor.

5.2         Conduct Prior to Closing

            Without in any way limiting any other obligations of the Vendor hereunder, during the period from the date hereof to the Time of Closing:

      (a) Conduct Business in the Ordinary Course. The Vendor shall use reasonable commercial efforts to conduct the Vendor's Business in the ordinary and normal course of business consistent with past practice, and shall not, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action which, if effected before the date of this Agreement, would constitute a breach of any of its representations, warranties, covenants or other obligations contained herein. Without limiting the generality of the foregoing, the Vendor shall not make any material changes to the terms of employment of any of the Employees or grant salary increases other than in the ordinary course, consistent with past practices in the Vendor's Business, or to terminate the Employees' employment pursuant to this Agreement, except in accordance with the provisions of Section 5.5; and

      (b) Continue Insurance. Vendor shall use reasonable commercial efforts to continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect with respect to the Purchased Assets, shall take out, at the expense of the Purchaser, such additional insurance as may be reasonably requested by the Purchaser and shall give all notices and present all claims under all policies of insurance in a due and timely fashion.

5.3         Delivery of Documents.

            Upon Closing, the Vendor shall deliver to the Purchaser all necessary transfers, assignments and other documentation reasonably required to transfer the Purchased Assets to the Purchaser with a good and marketable title, free and clear of all Encumbrances, except such applicable import duties and value-added taxes as are described in Section 2.4 and that are the responsibility of the Vendor under such Section.

5.4         Use of Name.

            The Purchaser agrees that it shall as soon as practicable after the Time of Closing and in any event no later than March 31, 2005, cease any use of the name "Celestica" or any logos, trade-marks or derivatives thereof (other than the letters "CPS" which the Purchaser and its Affiliates shall be entitled to use without limitation by Celestica Parent or any of its Subsidiaries) in the style or manner in which it represents itself or conducts its business, including without limitation in the labelling or packaging of products and goods sold by the Purchaser, and on its letterhead, invoices and other stationery; provided that the Purchaser shall notify its component vendors within 45 days of the Closing Date to cease branding product components with the "Celestica" name, or any logos, trade-marks or derivatives thereof (other than the letters "CPS" which the Purchaser and its Affiliates shall be entitled to use without limitation by Celestica Parent or any of its Subsidiaries).

5.5         Employees

            As of the Closing Date the Vendor shall pay in full or provide to each Employee who has tendered his or her resignation to the Vendor on or prior to such date, all amounts and benefits due to such Employee under such Employee's employment contract with the Vendor and under applicable PRC laws. As of the Closing Date the Vendor shall have terminated the employment of each Employee who has not tendered his or her resignation to the Vendor on or prior to such date, and shall pay in full or provide to each such Employee all amounts and benefits due to such Employee under his or her employment contract with the Vendor and applicable PRC laws. Effective as of the Closing Date, the Purchaser shall offer to employ all Employees who have tendered their resignations to the Vendor on or prior to such date.

5.6         Covenants Regarding Purchased Assets.

            The Vendor shall, no later than 60 days after the Closing Date, effect at its sole cost (including, for greater certainty, payment of applicable import Transaction Taxes) the importation of any Purchased Assets in respect of which applicable import duties and value-added taxes as are described in Section
2.4 are owing and that are the responsibility of the Vendor under such Section.

                                    ARTICLE 6
                              CONDITIONS OF CLOSING

6.1         Conditions of Closing in Favour of the Purchaser.

            The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be fulfilled or performed at or prior to the Time of Closing:

      (a) Representations and Warranties. The representations and warranties of the Vendor contained in this Agreement shall be true and correct in all material respects at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the specified date, and a certificate of a senior officer of the relevant Vendor dated the Closing Date to that effect shall have been delivered to the Purchaser;

      (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor at or before the Time of Closing shall have been complied with or performed in all material respects and a certificate of a senior officer of the Vendor dated the Closing Date to that effect shall have been delivered to the Purchaser;;

      (c) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Assets contemplated hereby;

      (d) Canadian Purchase Agreement and U.S. Purchase Agreement. The transactions contemplated by the U.S. Purchase Agreement and the Canadian Purchase Agreement shall be completed concurrently with the closing of the transactions contemplated hereby;

      (e) Employees. The Vendor shall have terminated the employment of the Employees and made the payments required to be made by it in accordance with Section 5.5 hereof; and

      (f) Occupancy Agreement. The Lessee shall have entered into an occupancy agreement with the Purchaser in the form attached as Schedule 6.1(f) with respect to a portion of the Leased Premises, and the Lessor shall have consented thereto.

            If any of the conditions contained in this Section 6.1 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendor, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement shall be terminated. If the Purchaser or any of its representatives or agents is aware, on or prior to the Closing, that a representation or warranty of the Vendor is incorrect or inaccurate or a covenant or obligation of the Vendor to be performed on or prior to the Time of Closing is breached or not performed and the Purchaser proceeds with the Closing, the Purchaser shall be deemed to have waived its rights in connection with such representation, warranty, covenant or obligation to the extent of such incorrectness, inaccuracy, breach or non-performance. No knowledge of the Purchaser shall, however, be implied solely as a result of the due diligence investigations undertaken by or on behalf of the Purchaser or its Affiliates prior to Closing.

6.2         Conditions of Closing in Favour of the Vendor.

            The purchase and sale of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Vendor, to be fulfilled or performed at or prior to the Time of Closing:

      (a) Payment of Purchase Price. The Purchaser shall have paid the Purchase Price to the Vendor in accordance with the provisions of
            Section 2.3;

      (b) Representations and Warranties. The representations and warranties of the Purchaser contained in Article 4 of this Agreement shall be true and correct in all material respects at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the specified date, and a certificate of a senior officer of the Purchaser dated the Closing Date to that effect shall have been delivered to the Vendor;

      (c) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing shall have been complied with or performed in all material respects and a certificate of a senior officer of the Purchaser dated the Closing Date to that effect shall have been delivered to the Vendor;

      (d) Canadian Purchase Agreement and U.S. Purchase Agreement. The transactions contemplated by the U.S. Purchase Agreement and the Canadian Purchase Agreement shall be completed concurrently with the closing of the transactions contemplated hereby;

      (e) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Assets contemplated hereby; and

      (f) Occupancy Agreement. The Purchaser shall have entered into an occupancy agreement with the Affiliate of Celestica Parent who is the lessee under the Lease and in the form attached as Schedule 6.1(f) with respect to a portion of the Leased Premises, and the Lessor shall have consented thereto.

            If any of the conditions contained in this Section 6.2 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Vendor, acting reasonably, the Vendor may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement shall be terminated. If the Vendor or any of its representatives or agents are aware, on or prior to the Closing, that a representation or warranty of the Purchaser is incorrect or inaccurate or a covenant or obligation of the Purchaser to be performed on or prior to the Time of Closing is breached or not performed and the Vendor proceed with the Closing, the Vendor shall be deemed to have waived its rights in connection with such representation, warranty, covenant or obligation to the extent of such incorrectness, inaccuracy, breach or non-performance.

                                    ARTICLE 7
                              CLOSING ARRANGEMENTS

7.1         Place of Closing.

            The Closing shall take place at the Time of Closing at the offices of Davies Ward Phillips & Vineberg LLP, Suite 4400, 1 First Canadian Place, Toronto, Ontario M5X 1B1.

7.2         Further Assurances.

            Each party to this Agreement covenants and agrees that, from time to time subsequent to the Closing Date, it will, at the request and expense of the requesting party, execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as any other party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

7.3         Risk of Loss.

            From the date hereof up to the Time of Closing, the Purchased Assets shall be and remain at the risk of the Vendor. If, prior to the Time of Closing, all or any part of the Purchased Assets are destroyed or damaged by fire or any other casualty or shall be appropriated, expropriated or seized by governmental or other lawful authority, all proceeds of insurance or compensation for expropriation or seizure shall be paid to the Purchaser at the Time of Closing and all right and claim of the Vendor to any such amounts not paid by the Closing Date shall be assigned at the Time of Closing to the Purchaser.

                                    ARTICLE 8
                                 INDEMNIFICATION

8.1         Indemnification by the Vendor.

            The Vendor agrees to indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser or any of its Affiliates as a result of:

      (a) any breach by the Vendor of any representation or warranty of the Vendor contained in Article 3 of this Agreement or in any agreement, certificate or other document delivered by the Vendor pursuant hereto (provided that the Vendor shall not be required to indemnify or save harmless the Purchaser in respect of any breach of any such representation or warranty unless the Purchaser shall have provided notice to the Vendor in accordance with Section 9.2 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in Section 3.2);

      (b) any breach or non-performance by the Vendor of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered by the Vendor pursuant hereto; and

      (c) any claim of an Employee for payment of amounts due and payable arising or accruing prior to the Closing Date under such Employee's employment contract with the Vendor.

8.2         Indemnification by the Purchaser.

            The Purchaser agrees to indemnify and save harmless the Vendor from and against all Losses suffered or incurred by the Vendor or any of its Affiliates as a result of:

      (a) any breach by the Purchaser of any representation or warranty of the Purchaser contained in Article 4 of this Agreement or of any agreement, certificate or other document delivered by the Purchaser pursuant hereto (provided that the Purchaser shall not be required to indemnify or save harmless the Vendor in respect of any breach of any such representation or warranty unless the Vendor shall have provided notice to the Purchaser in accordance with Section 9.2 within the applicable survival period in respect of such representation and warranty, as set forth in Section 4.2);

      (b) any breach or non-performance by the Purchaser of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered by the Purchaser pursuant hereto;

      (c) the use by the Purchase of the name "Celestica" or any logo, trade-mark or derivative thereof after the Effective Time; and

      (d) any claim of an Employee for payment of amounts due and payable arising or accruing on or after the Closing Date under such Employee's employment contract as assumed by the Purchaser.

8.3         Tax Indemnification.

            Without duplication of any indemnities granted under the Other Purchase Agreements or otherwise granted under this Section 8.3, the Vendor agrees to indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser or any of its Affiliates that are attributable to:

      (a) any Tax liability of the Vendor which may be imposed on the Purchaser or any of its Affiliates as transferee or successor, by contract, or otherwise (including any such Tax liability imposed on the Vendor as a transferee or successor, by contract, or otherwise); and

      (b)   any breach by the Vendor of its covenant set out in Section 5.6.

8.4         Notice of Claim.

            In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which another party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.

            If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

8.5         Direct Claims.

            With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

8.6         Third Party Claims.

            With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

8.7         Settlement of Third Party Claims.

            If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

8.8         Co-operation.

            The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

8.9         Monetary Limit on Indemnification.

      (a) No Claim shall be made by any Indemnified Party in respect of Losses suffered or incurred by it pursuant to:

            (i) Section 8.1(a) (other than arising from a breach or inaccuracy of the representation and warranty contained in Section 3.1(d));

            (ii) Section 8.1(b) (other than in respect of a failure by the Vendor to sell the Purchased Assets to the Purchaser as provided herein except where permitted to do so in this Agreement);

            (iii) Section 8.2(a); or

            (iv) Section 8.2(b) (other than in respect of a failure by the Purchaser to purchase the Purchased Assets from the Vendor as provided herein except where permitted to do so in this Agreement), until the aggregate of all Losses suffered or incurred by such Indemnified Party in respect of all matters which could be the subject of Claims under the foregoing Sections and by indemnified parties that are its Affiliates under the comparable indemnification provisions of the Other Purchase Agreements, exceeds US$500,000, in which case the Indemnifying Party's liability to indemnify the Indemnified Party shall commence from the first dollar of Losses in excess of US$250,000.

      (b) An Indemnifying Party shall have no liability to indemnify an Indemnified Party for any Losses pursuant to:

            (i) Section 8.1(a) (other than arising from a breach or inaccuracy of the representation and warranty contained in Section 3.1(d));

            (ii) Section 8.1(b) (other than in respect of a failure by the Vendor to sell the Purchased Assets to the Purchaser as provided herein except where permitted to do so in this Agreement);

            (iii) Section 8.2(a); or

            (iv) Section 8.2(b) (other than in respect of a failure by the Purchaser to purchase the Purchased Assets from the Vendor as provided herein except where permitted to do so in this Agreement), after the aggregate of all successful Claims for Losses made by such Indemnified Party under the foregoing Sections and by it and the indemnified parties that are its Affiliates under the comparable indemnification provisions of the Other Purchase Agreements exceeds US$10,000,000.

8.10        Exclusivity.

            The provisions of this Article 8 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 8.

                                    ARTICLE 9
                                     GENERAL

9.1         Confidentiality of Information.

            In the event that the transactions contemplated herein are not consummated for any reason, the Purchaser covenants and agrees that, except as otherwise authorized by the Vendor, neither the Purchaser nor its representatives, agents or employees will disclose to third parties, directly or indirectly, any confidential information or confidential data relating to the Vendor or the Vendor's Business discovered by the Purchaser or its representatives as a result of the Vendor making available to the Purchaser and its representatives the information requested by them in connection with the transactions contemplated herein.

9.2         Notices.

            Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) delivered in person, (ii) transmitted by facsimile or similar means of recorded electronic communication with receipt confirmed, or (iii) sent by registered mail or courier, charges prepaid, addressed as follows:

      (a)   if to the Vendor:     Celestica Electronics (Shanghai) Co. Ltd.
                                  c/o Celestica Inc.
                                  1150 Eglinton Avenue East
                                  Toronto, ON M3C 1H7

                                  Attention: Senior Vice-President and
                                             Chief Legal Officer
                                  Facsimile No.: 416.448.2817

            if to the Purchaser:  Datel Electronic Technology (Shanghai) Co.,
                                  Ltd.
                                  c/o C&D Technologies, Inc.
                                  1400 Union Meeting Road
                                  Blue Bell, PA 19422

                                  Attention: Vice-President, General Counsel
                                  Facsimile No.: 215.619.7816

            with a copy to:       Attention: Vice-President, Corporate
                                             Development
                                  Facsimile No.: 215.619.7875

Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 9.2.

9.3         Commissions, etc.

            The Vendor agrees to indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser in respect of any commission or other remuneration payable to any broker, agent or other intermediary who is acknowledged by the

Vendor to act or have acted for or on behalf of the Vendor or any of its Affiliates in connection with the transactions contemplated hereby, and the Purchaser agrees to indemnify and save harmless the Vendor from and against all Losses suffered or incurred by the Vendor in respect of any commission or other remuneration payable to any broker, agent or other intermediary who is acknowledged by the Purchaser to act or have acted for the Purchaser or any of its Affiliates in connection with the transactions contemplated hereby.

9.4         Consultation and Public Announcements.

            The Purchaser shall consult with the Vendor, and the Vendor shall consult with the Purchaser, before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither the Vendor nor the Purchaser shall issue any such press release or make any such public announcement without the prior written consent of the Purchaser or the Vendor, as the case may be.

9.5         Disclosure.

            Prior to any public announcement of the transaction contemplated hereby pursuant to Section 9.4, no party shall disclose this Agreement or any aspect of such transaction except to its board of directors and, in the case of the Vendor, to the board of directors of its parent corporation, Celestica Inc., or any committee thereof, and on a "need to know" basis (i) to its senior management, (ii) to its legal, accounting, financial or other professional advisors who are assisting it in connection with the transaction, and (iii) as may otherwise be required by any applicable law or any regulatory authority having jurisdiction or any stock exchange on which the shares of such party or of an Affiliate of such party are listed.

9.6         Celestica Parent Guarantee.

      (a) Celestica Parent hereby irrevocably and unconditionally guarantees to the Purchaser, jointly and severally with the Vendor, the performance by the Vendor of its obligations under this Agreement, including, without limitation, the indemnification obligations of the Vendor contained in Article 8. The Purchaser shall not be required to give any notice to, or make any demand on, the Vendor or to proceed against the Vendor's assets prior to requiring the performance by Celestica Parent of the obligations guaranteed under this Section
9.6. Celestica Parent agrees that its obligations under this Section 9.6 will not be discharged except by complete performance of all obligations of the Vendors set forth in this Agreement.

      (b) Celestica Parent hereby agrees, in furtherance of the foregoing and not in limitation of any other right which the Purchaser may have against Celestica Parent by virtue hereof, that upon the failure of any Vendor to pay or perform any of its obligations when and as the same shall become due hereunder, Celestica Parent will, upon demand, pay, perform or cause to be paid or performed all obligations then due as aforesaid.

9.7         C&D Parent Guarantee.

      (a) C&D Parent hereby irrevocably and unconditionally guarantees to the Vendor, jointly and severally with the Purchaser, the performance by the Purchaser of its obligations under this Agreement, including, without limitation, the indemnification obligations of the Vendor contained in Article 8. The Vendor shall not be required to give any notice to, or make any demand on, the Purchaser or to proceed against the Purchaser's assets prior to requiring the performance by C&D Parent of the obligations guaranteed under this Section 9.7. C&D Parent agrees that its obligations under this Section 9.7 will not be discharged except by complete performance of all obligations of the Purchaser set forth in this Agreement.

      (b) C&D Parent hereby agrees, in furtherance of the foregoing and not in limitation of any other right which any Vendor may have against C&D Parent by virtue hereof, that upon the failure of the Purchaser to pay or perform any of its obligations when and as the same shall become due hereunder, C&D Parent will, upon demand, pay, perform or cause to be paid or performed all obligations then due as aforesaid.

9.8         Counterparts.

            This Agreement may be executed by facsimile transmission and in any number of counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

                [Remainder of this page intentionally left blank]

            IN WITNESS WHEREOF this Agreement has been executed by the parties.

                                        CELESTICA ELECTRONICS
                                        (SHANGHAI) CO. LTD.

                                        by:  /s/ Rahul Suri
                                            ____________________________________
                                             Name:  Rahul Suri
                                             Title: Authorized Signatory


                                        DATEL ELECTRONIC
                                        TECHNOLOGY (SHANGHAI) CO.,
                                        LTD.

                                        by:  /s/ Stephen E. Markert, Jr.
                                            ____________________________________
                                             Name:  Stephen E. Markert, Jr.
                                             Title: Director


                                        CELESTICA INC.

                                        by   /s/ Rahul Suri
                                            ____________________________________
                                             Name:  Rahul Suri
                                             Title: Senior Vice-President
                                                    Corporate Development


                                        C&D TECHNOLOGIES, INC.

                                        by   /s/ Stephen E. Markert, Jr.
                                            ____________________________________
                                             Name:  Stephen E. Markert, Jr.
                                             Title: Vice President and CFO